As filed with the Securities and Exchange Commission on July 3, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ICO Global Communications (Holdings) Limited
(Exact name of registrant as specified in its charter)

Delaware	98-0221142
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11700 Plaza America Drive, Suite 1010
Reston, Virginia 20190
(703) 964-1400
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

J. Timothy Bryan
Chief Executive Officer
ICO Global Communications (Holdings) Limited
11700 Plaza America Drive, Suite 1010
Reston, Virginia 20190
(703) 964-1400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Garth B. Jensen, Esq. Holme Roberts & Owen, LLP 1700 Lincoln Street Suite 4100 Denver, Colorado 80203-4541	John L. Flynn, Esq. ICO Global Communications (Holdings) Limited 11700 Plaza America Drive Suite 1010 Reston, VA 20190
(303) 861-7000	(703) 964-1400

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Universal Offering:
Class A Common Stock, $0.01 par value per share		(1)		(2)		(2)	—
Preferred Stock, $0.01 par value per share		(1)		(2)		(2)	—
Debt Securities		(1)		(2)		(2)	—
Warrants		(1)		(2)		(2)	—
Units		(1)		(2)		(2)	—
Total Universal Offering		(1)		(2)	$400,000,000		$15,720	(3)
Specified Offering:
Class A Common Stock, $0.01 par value per share	7,574,416	(4)	$3.24		$24,541,108	(5)	$965	(5)
Total					$424,541,108		$16,685

(1)
With respect to the universal offering, there are being registered hereunder such indeterminate number of shares of Class A common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities, and such indeterminate number of units as may be sold by the registrant from time to time, as well as shares of Class A common stock that may be sold from time to time by stockholders of the registrant, which together shall have an aggregate initial offering price not to exceed $400,000,000. If any debt securities are issued at an original issued discount, then the offering price of such debt securities shall be in such greater principal amount at maturity as shall result in an aggregate offering price not to exceed $400,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The proposed maximum offering price per unit will be determined, from time to time, by the registrant or selling stockholder, as applicable, in connection with the sale of the securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of Class A common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any of such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Class A common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. The shares of Class A common stock that may be sold by the selling stockholders as part of the universal offering are currently outstanding and were issued to the selling stockholders in transactions that closed prior to the date of this registration statement.

(2)
With respect to the universal offering, the proposed maximum aggregate offering price will be determined from time to time by the registrant or selling stockholders, as applicable, in connection with the sale of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act.

(4)
The shares being registered in connection with the specified offering relate to the resale by certain selling stockholders of up to an aggregate of 7,574,416 shares of the Class A common stock of the registrant that were acquired by the selling stockholders in a private placement by the registrant that closed on June 9, 2008 and June 18, 2008.

(5)
Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(c) promulgated under the Securities Act. The price per share and the aggregate offering price are based upon the average high and low sales process of the Registrant’s Class A common stock on July 1, 2008, as reported on the Nasdaq Global Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated July 3, 2008

The information in this prospectus is not complete and may be changed. Neither we nor any selling stockholder may sell or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$400,000,000
Class A Common Stock
Preferred Stock
Debt Securities
Warrants
Units

7,574,416 shares of Class A common stock
Offered by
the Selling Stockholders

From time to time, we or the selling stockholders identified in a supplement to this prospectus may offer up to an aggregate of $400,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer Class A common stock or preferred stock upon conversion of debt securities, Class A common stock upon conversion of preferred stock, or Class A common stock, preferred stock or debt securities upon the exercise of warrants. In addition, from time to time, the selling stockholders identified in a supplement to this prospectus may separately sell up to an aggregate of 7,574,416 shares of our Class A common stock held by them.

We will provide specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and any related free writing prospectus carefully before buying any of the securities being offered.

Our Class A common stock is traded on the NASDAQ Global Market under the symbol “ICOG.” On July 1, 2008, the last reported sale price of our Class A common stock on the NASDAQ Global Market was $3.32.

Investing in our securities involves risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 2 and under similar headings and contained in the applicable prospectus supplement and any related free writing prospectus, and in the other documents that are incorporated by reference into this prospectus.

This prospectus may not be used to consummate a sale of any securities unless accompanied by a prospectus supplement.

The securities may be sold directly by us or by the selling stockholders to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and any supplements to this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options, if any, will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement. We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2008.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
THE COMPANY	1
RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	13
THE SECURITIES WE MAY OFFER	13
THE SECURITIES THE SELLING STOCKHOLDERS MAY OFFER	15
RATIO OF EARNINGS TO FIXED CHARGES	15
USE OF PROCEEDS	15
DESCRIPTION OF CAPITAL STOCK	16
DESCRIPTION OF DEBT SECURITIES	19
LEGAL OWNERSHIP OF SECURITIES	24
SELLING STOCKHOLDERS	26
PLAN OF DISTRIBUTION	26
LEGAL MATTERS	28
EXPERTS	28
WHERE YOU CAN FIND ADDITIONAL INFORMATION	29

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process.  Under this shelf registration process, we may offer shares of our Class A common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, and the selling stockholders may offer shares of our Class A common stock, in one or more offerings, up to a total dollar amount of $400,000,000. In addition, the selling stockholders separately may sell up to an aggregate of 7,574,416 shares of common stock in one or more offerings. This prospectus provides you with a general description of the securities we or the selling stockholders may offer. Each time we offer a type or series of securities under this prospectus, or the selling stockholders sell Class A common stock, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. This prospectus, together with applicable prospectus supplements and any related free writing prospectuses, includes all material information relating to these offerings. We may also add, update or change in the prospectus supplement, and in any related free writing prospectus that we may authorize to be provided to you, any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

i

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information.”

This prospectus and the information incorporated herein by reference includes trademarks, service marks and trade names owned by us. We also register certain trademarks, service marks and trade names in countries outside of the United States. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to the terms “ICO,” the “Company,” “we,” “our” and “us” refer to ICO Global Communications (Holdings) Limited and its subsidiaries and, where the context indicates, its predecessor corporation.

ii

THE COMPANY

ICO Global Communications (Holdings) Limited is a next-generation mobile satellite service (“MSS”) operator. Through our majority owned subsidiary, ICO North America, Inc., along with its subsidiaries (“ICO North America”), we are authorized through the U.S. Federal Communications Commission (“FCC”) to offer MSS services throughout the United States using a geosynchronous earth orbit (“GEO”) satellite. We have applied to the FCC for authorization to integrate an ancillary terrestrial component (“ATC”) into our MSS system (“MSS/ATC System”) in order to provide integrated satellite and terrestrial services. Unlike satellite-only MSS systems, which have historically appealed to a niche market, we believe that integrated MSS/ATC services may be more likely to appeal to a mass market of consumers and businesses. At the present time, we are focusing most of our resources on developing our U.S. MSS/ATC System. We have also coordinated the spectrum to enable the operation of a medium earth orbit (“MEO”) satellite system globally in compliance with regulations promulgated by the United Kingdom and by the International Telecommunication Union (“ITU”), an international organization within the United Nations system. In 2007, ICO North America began to develop its ICO Mobile Interactive Media (“ICO mim™”) service for use on our MSS/ATC System. ICO mim is intended as an interactive suite of services including mobile video, navigation, and roadside assistance. ICO mim is being developed in conjunction with several telecommunications vendors, and an alpha trial of the service is planned for the second half of 2008. During the alpha trial, ICO intends to offer 6-10 channels of mobile video, interactive navigation, and satellite text messaging and voice services.

In August 2005, ICO North America issued $650 million aggregate principal amount of convertible notes due on August 15, 2009 (“2009 Notes”) to fund the development of our MSS/ATC System. In March 2008, ICO North America obtained a $40 million working capital facility (“2009 Credit Facility”), which is collateralized by a first priority lien on substantially all of the assets of ICO North America.

We have met the FCC milestones necessary to maintain authorization to use our assigned MSS spectrum in the United States. On April 14, 2008, we launched ICO G1, and subsequently, we certified to the FCC that we had satisfied our launch milestone. On May 9, 2008, we certified to the FCC that our MSS system is operational, satisfying our final milestone. On May 30, 2008, we received our 2 GHz license and were granted our spectrum selection in the 2 GHz band.

We are a Delaware corporation and were incorporated on March 17, 2000. Our principal executive office is located at 11700 Plaza America Drive, Suite 1010, Reston, Virginia 20190, and our telephone number is (703) 964-1400. Our website address is www.ico.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. The following are risk factors that could affect our business, financial results and results of operations. These risk factors should be considered in connection with evaluating the forward-looking statements and information contained or incorporated by reference in this prospectus because these factors could cause the actual results and conditions to differ materially from those projected in forward-looking statements. Before you buy our securities, you should know that making such an investment involves a high degree of risk, including the risks described below. The risks that we have highlighted here and in any prospectus supplement are not the only ones that we face. If any of the risks actually occur, our business, financial condition, results of operations or cash flows could be negatively affected. In that case, the trading price or value of our securities could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have no significant operations, revenues or operating cash flow and will need additional liquidity to fund our operations and fully fund all necessary capital expenditures.

We were restructured in a bankruptcy in 2000, and to date, have had no significant operations or revenues and do not generate any cash from operations. With the exception of 2005 when we recognized net income due to gains recognized on certain contract settlements, we have incurred net losses since our inception. We expect to have losses for the foreseeable future. We continue to incur expenses, which must be funded out of cash reserves or the proceeds, if any, of future financings.

The implementation of our business plan, including the construction and launch of a satellite system and the necessary terrestrial components of the MSS/ATC System, will require significant funding. It is unclear when, or if, we will be able to generate sufficient cash from operations to cover our expenses and fund capital expenditures beyond those required to complete the MSS portion of the MSS/ATC System. Our current assets will not be sufficient to fund our expenses through deployment of the integrated MSS/ATC System and commencement of revenue-generating operations. We would need substantial additional capital if we determine to develop the necessary ATC ground infrastructure alone, rather than with strategic partners. We expect that the additional funding needed for the type and scope of ATC service we would pursue without strategic partners would range from approximately $300 million to $800 million, depending on the business or consumer market we choose to serve, the type and extent of ATC infrastructure necessary to serve such market and the geographic scope of our service area. Moreover, the indenture governing the 2009 Notes restricts our ability to incur additional indebtedness and to sell, lease, transfer or encumber any of our assets. There is a risk that we will not be able to obtain the additional funding required in the amounts or at the time the funds are required. If we are unable to obtain a partner or sufficient funds, we will not be able to pursue the ATC portion of our planned MSS/ATC System or any business plan requiring an ATC System.

We hold investments in Auction Rate Securities (“ARS”) that may not be immediately convertible into cash which could impact the funding of future operations.

In early 2008, we used the proceeds from the sale and maturity of certain of our investments and cash and cash equivalents to purchase approximately $98 million of student loan backed ARS consisting of variable rate bonds, with maturities ranging from 24 to 39 years, for which the interest rates are reset through a dutch auction each month. These monthly auctions have historically provided a liquid market for these ARS. Our ARS, which were purchased in accordance with our investment policy, are AAA/Aaa rated and are collateralized by student loans. At March 31, 2008, on a weighted average basis, approximately 93% of the underlying student loan collateral was issued under the Federal Family Education Loan Program (“FFELP”). Student loans issued under the FFELP are currently 97% insured by the U.S. Department of Education. As a result of the impact of the current conditions in the global financial markets, the ARS we purchased in 2008 have experienced multiple failed auctions as the amount of securities submitted for sale has exceeded the amount of purchase orders. Therefore, cash from the sale of these ARS, which we anticipated would be available during 2008, may not be available in 2008 to sufficiently fund our operating activities. To the extent our ARS do not become liquid, or we do not secure funding beyond the working capital facility described below, we plan to significantly reduce our operating and development expenditures, which would include, among others, capital expenditures for the terrestrial network development of our MSS/ATC System, related personnel and vendor support, and other overhead.

We may not be successful in implementing our business plan and this failure would have a material effect on our financial condition and ability to generate revenues from operations and realize earnings.

Our business plan contemplates building an MSS/ATC System serving all 50 states in the United States, as well as Puerto Rico and the U.S. Virgin Islands. Neither we nor any other company in the past has offered service over such an integrated satellite and ATC network. We may be unable to develop such a network in the timetable or within the total costs projected, or we may be unsuccessful at selling the services provided by such a network. We are substantially dependent on certain third party suppliers to develop and deliver the components of our planned MSS/ATC System in working condition, and there are no readily available substitutes for these suppliers. We presently have limited operations other than development of our MSS/ATC System and delays in the delivery of certain components of our MSS/ATC System will be harmful to the implementation of our business plan and, as a consequence, our financial condition and ability to commence revenue-generating operations and realize earnings.

There are significant risks associated with operating our G1 satellite.

Our business plan contemplates operating one GEO satellite, exposing us to risks inherent in satellite operations. Satellites generally are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies, which can occur as a result of various factors, such as satellite manufacturers’ errors, problems with the power or control systems of the satellites and general failures resulting from operating satellites in the harsh environment of space. We suffered a launch failure with one of our MEO satellites, and another satellite in the MEO satellite system that was successfully launched experienced an anomaly in orbit that delayed functionality for several months. In addition, our GEO satellite systems will utilize ground-based beam forming (“GBBF”), a new technology that has not been implemented in a satellite system previously.

While we have obtained insurance for the on-going operations of our GEO satellite, such insurance does not fully cover all losses we may experience. We may face delay and/or financial loss in the case of a disruption in the GEO satellite’s operation. We may not be able to obtain insurance to cover all the possible sources of failures or other amounts of loss. We do not expect to insure against business interruption, lost revenues or delay of revenues. Also, our insurance contains certain customary exclusions and material change limitations that would limit our coverage.

An operational failure of the satellite may also endanger our FCC authorization to provide MSS using the 2 GHz spectrum in the event that satellite services cannot be promptly or fully initiated or restored. The loss of our MSS authorization would eliminate the value of our spectrum assignment and ability to generate revenues from commercial MSS/ATC System operations, which would have a material adverse effect on our financial condition and cash flows.

There are significant technological risks associated with development of our MSS/ATC System.

The successful development of our MSS/ATC System will require us, through our subsidiaries and together with our suppliers and partners, to develop several new systems. These include the integrated MSS and ATC systems, dual direction GBBF for communications between the satellite and terrestrial equipment, and the development of mass-market dual mode devices that will meet the FCC’s requirements. These devices are currently being developed. Although GBBF has been used for satellites before, to the best of our knowledge, it has never been implemented in both directions to the extent planned for the GEO satellite. Also, the GEO satellite operates at lower signal strength than other satellites, increasing the challenge of developing a suitable dual mode device. Each of these developments represents unique challenges that may impact schedule and development cost. In addition, the end-user devices and the new network infrastructure may be at a cost disadvantage, due to lack of manufacturing scale. This may place us at a cost disadvantage with respect to other terrestrial carriers.

Other parties may have patents or pending patent applications related to integrated MSS/ATC System technology. Those parties may claim that our products or services infringe their intellectual property rights and bring suit against us for infringement of patent or other intellectual property rights. Although we believe that we do not (and we do not intend to), we may be found to infringe on or otherwise violate the intellectual property rights of others. If our products or services are found to infringe or otherwise violate the intellectual property rights of others, we may need to obtain licenses from those parties or design around such rights, increasing development costs and potentially making the system’s operation less efficient. We may not be able to obtain the necessary licenses on commercially reasonable terms, or at all, or to design around such rights. In addition, if a court finds that we infringe or otherwise violate the intellectual property rights of others, we could be required to pay substantial damages or be enjoined from making, using or selling the infringing product or technology. We could also be enjoined while an infringement suit was pending. Any such claim, suit or determination could have a material adverse effect on the operation of the MSS/ATC System, our competitive position, cash flows and our ability to generate revenues.

We will have to license hardware and software for our MSS/ATC System and products. There is a risk that the necessary licenses will not be available on acceptable commercial terms. Failure to obtain such licenses or other rights could have a material adverse effect on the operation of the MSS/ATC System, our ability to remain competitive and our ability generate revenues and cash flows from operations.

The success of our business plan may depend on our ability to form strategic partnerships to develop our MSS/ATC System under the constraints of various regulatory requirements.

Our business plan contemplates that we may form strategic partnerships with parties who are able to complement our satellite offerings and benefit from our satellite and/or terrestrial network components. We currently have no strategic partners for our MSS/ATC System, and we may be unable to form such partnerships on attractive terms. Further, such partnerships may be subject to various regulatory requirements on operation and ownership of satellite and terrestrial assets that may significantly impact the value to a third-party of entering into a strategic relationship with us. Failure to obtain a strategic partner would make it more difficult to meet our financing requirements and strategic objectives.

We face significant competition from companies that are larger or have greater resources.

We face significant competition from companies that are larger or have greater resources than us, and from companies that may introduce new technologies and new wireless spectrum. While we plan to be one of the first companies to offer integrated satellite and ATC-based terrestrial services, in parts of our business we will face competition from many well-established and well-financed competitors, including existing cellular/personal communications service operators who have large established customer bases. Many of these competitors have substantially greater access to capital and have significantly more operating experience than we do. Further, due to their larger size, many of these competitors enjoy economies of scale benefits that are not available to us.

We may also face competition from other MSS operators planning to offer MSS/ATC services. In addition, the FCC could make additional wireless spectrum available to new or existing competitors. For example, in 2006 the FCC auctioned 90 MHz of spectrum designated for advanced wireless services, which includes a variety of wireless services such as Third Generation, or 3G, mobile broadband and advanced terrestrial wireless services. In addition, the FCC recently auctioned 52 MHz of spectrum in the 700 MHz band and is currently considering rules to re-auction 10 more MHz in this band. The FCC has designated additional spectrum for advanced wireless services, but has not yet adopted licensing or service rules for that spectrum.

We may also face competition from the entry of new competitors or from companies with new technologies, and we cannot at this time project the impact that this would have on our business plan or our future results of operations.

We may be unable to protect the proprietary information and intellectual property rights that our operations and future growth will depend on.

The success of our business plan depends, in part, on our ability to develop or acquire technical know-how and remain current on new technological developments. As a result, our ability to compete effectively will depend, in part, on our ability to protect our proprietary technologies and systems designs. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be successful in doing so. We rely on patents, trademarks, copyrights, trade secret laws and policies and procedures related to confidentiality to protect our technology, products and services. Some of our technology, products and services, however, are not covered by any of these protections.

We do not know whether any of our pending patent applications will be issued or, in the case of patents issued or to be issued, that the claims allowed are or will be sufficiently broad to protect our intellectual property. Even if all of our patent applications are issued and are sufficiently broad, our patents may be challenged, invalidated or circumvented. In addition, we do not know whether we will be successful in maintaining the rights to our granted trademarks and these trademark rights may be challenged. Moreover, patent and trademark applications filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce. We could, therefore, incur substantial costs and diversion of resources in prosecuting patent and trademark infringement suits or otherwise protecting our intellectual property rights, which could have a material adverse effect on our financial condition, results of operations and cash flows, regardless of the final outcome. Despite our efforts to protect our proprietary rights, we may not be successful in doing so or that our competitors will not independently develop or patent technologies equivalent or superior to our technologies.

We also rely upon unpatented proprietary technology and other trade secrets. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our proprietary expertise and other trade secrets, these agreements may not be enforceable, and, even if they are legally enforceable, we may not have adequate remedies for breaches of such agreements. The failure of our patents or confidentiality agreements to protect our proprietary technology or trade secrets could have an adverse effect on our results of operations and cash flows.

We may be unable to determine when third parties are using our intellectual property rights without our authorization. The unremedied use of our intellectual property rights or the legitimate development or acquisition of intellectual property similar to ours by third parties could reduce or eliminate any competitive advantage we have as a result of our intellectual property, adversely affecting our financial condition and results of operations. If we must take legal action to protect, defend or enforce our intellectual property rights, any suits or proceedings could result in significant costs and diversion of our resources and management’s attention, and there is a risk that we may not prevail in any such suits or proceedings.

The Internal Revenue Service (“IRS”) is reviewing the timing of our recognition of certain gains reported on the disposition of securities through a variable forward contract.

The IRS is currently considering whether a gain we reported in 2003 related to the sale of securities under a variable forward contract might be properly reported in a year prior to 2003. While the IRS has not proposed any changes to years prior to 2003 with respect to the reporting of this gain, if the IRS were to assert and sustain a position that the gain on the securities is properly reportable in a year prior to 2003, we will incur a tax liability ranging from $13 million to $138 million (including interest but excluding penalty), dependent upon which year the gain may be reportable. In August 2007, we extended the statute of limitations on the federal income tax return of ICO Global Limited (the subsidiary that held the variable forward contract in 2000) to September 2008.

We are engaged in litigation with The Boeing Company and Boeing Satellite Services International, Inc. and expect to incur material expenses in pursuing this litigation.

We are engaged in litigation with The Boeing Company and Boeing Satellite Services International, Inc. (“BSSI”) arising out of agreements for the development and launch of our MEO satellites. BSSI’s allegations are unproven and it has not specified the amount of monetary relief it is seeking. We have asserted cross claims that we believe are meritorious. From August 2004 through March 31, 2008, we have incurred approximately $14.5 million in pursuing this litigation and expect that we will continue to incur additional costs through the duration of this litigation. The trial began on June 16, 2008. Due to the uncertain nature of litigation and the many factors beyond our control, we could incur greater costs as the litigation proceeds.

We may be unable to deploy our terrestrial network in the appropriate timeframe and at an appropriate cost, which would have a material effect on our financial condition and ability to generate revenues from operations and realize earnings.

Our business plan contemplates the deployment of a terrestrial network in certain targeted markets, with planned expansion based upon customer needs. Tower sites or leases of space on tower sites and governmental authorizations in desirable areas may be costly and time consuming to obtain. Additionally, since the terrestrial component of our planned network will be attached to buildings, towers and other structures, natural disasters such as earthquakes, tornadoes, hurricanes or other natural catastrophic events, terrorism or vandalism could damage our network, interrupt our service and harm our business in the affected area. Temporary disruptions could damage our reputation, the demand for our services and adversely affect our financial condition and cash flows. If we are unable to obtain tower space, local zoning approvals or adequate telecommunications transport capacity to develop our network or if we are unable to repair or replace our towers in a timely fashion after a natural catastrophic event or protect our towers after a man-made disaster, the launch of our network will be delayed and, as a consequence, our financial condition and ability to commence revenue-generating operations and realize earnings may be adversely affected.

We are in the process of amending or terminating most of our MEO gateway agreements and may incur additional material expenses in terminating these agreements.

Certain of our subsidiaries have agreements with the operators of the gateways for our MEO satellite system. Three of these agreements have been terminated, but there has not been a settlement reached yet. We also have discontinued the funding of certain of the gateway agreements and may discontinue the funding of certain of our subsidiaries who are parties to the gateway agreements. We may incur costs associated with further terminations and the operators of the gateways may try to hold us liable for these agreements. As of March 31, 2008, we had an accrued liability of $50.8 million related to these unsettled agreements. If we are unable to settle the remaining agreements on favorable terms, payments will have a material adverse effect on our financial condition.

Our success depends on certain key management personnel, including certain personnel who have not yet been identified and whom we may not be able to hire.

Our future success depends largely on the expertise and reputation of our senior management team. We are seeking to add members to our senior management team, including a Chief Operating Officer. Although we believe we will be able to hire effective managers, we cannot be certain that we will be able to do so or that such individuals, if hired, will perform to our expectations. In addition, loss of any of our key personnel or the inability to recruit and retain qualified individuals could adversely affect our ability to implement our business strategy and operate our business.

Regulatory Risks

We are subject to significant U.S. and international governmental regulation.

Our ownership and operation of satellite and wireless communication systems is subject to regulation by the FCC, the ITU and U.K. Office of Communications (“Ofcom”). In general, laws, policies and regulations affecting the satellite and wireless communications industries are subject to change in response to industry developments, new technology or political considerations. Legislators or regulatory authorities in the United States, the United Kingdom and at the ITU are considering or may consider, or may in the future adopt, new laws, policies and regulations or changes to existing regulations regarding a variety of matters that could, directly or indirectly, affect our operations or increase the cost of providing services over our MSS/ATC System.

On May 30, 2008, the FCC acknowledged that ICO had met the final regulatory milestone relating to the construction, launch, and operation of MSS satellites, which constitutes the satellite system component of its integrated MSS/ATC network. Authorizations to provide ATC-related services are predicated on compliance with various rules relating to the operation of the underlying MSS system. Failure to comply with relevant FCC rules, or with the terms of FCC authorizations granted to us to provide MSS or ATC services, could result in a cancellation of the MSS or ATC authorization, unless a waiver of the rules is obtained.

Ofcom submits and maintains ITU filings on our behalf, pursuant to our continuing compliance with U.K. due diligence requirements, which include obligations to proceed apace with our business plans and to comply with Ofcom and ITU requirements related to filings made and activities undertaken on our behalf. For example, in the event that Ofcom finds that ICO North America is not developing its satellite system consistent with Ofcom’s due diligence requirements, Ofcom may elect to permit a competitive U.K. filing for its orbital location or refuse to further support ITU filings made on its behalf for that system, resulting in cancellation of the ITU filings. If Ofcom were to permit the competitive U.K. system to deploy at the ICO North America orbital location, future operations of the MSS/ATC System may be significantly compromised as a result of difficulty of frequency coordination with the competing U.K. system. If Ofcom were to indicate that it was withdrawing support for ICO North America’s satellite system, it may have a material adverse effect on our ability to deploy the MSS/ATC System, generate revenues and remain competitive. We are subject to similar requirements with respect to the development of the MEO satellite system. In the event that Ofcom finds that our MEO satellite system is not developing consistent with Ofcom’s due diligence requirements, Ofcom may refuse to further support ITU filings made on our behalf for that system, resulting in cancellation of the ITU filings. U.K. law also imposes an indemnification requirement on us and ICO North America in the event its satellite causes damage to another satellite in flight.

The ITU regulates the use of radio frequency bands and orbital locations used by satellite networks to provide communications services. The use of spectrum and orbital resources by us and other satellite networks must be coordinated pursuant to the ITU’s Radio Regulations in order to avoid interference among the respective networks.

By June 1, 2012, our GEO satellite system is required under ITU rules to be brought into use and coordinated with those national administrations whose satellite systems have superior ITU rights. If the system is not brought into use by June 1, 2012, the ITU would automatically cancel the ITU filings for that system, which could have a material adverse effect on our ability to deploy the GEO satellite system. Further, if we fail to complete coordination with such administrations and systems prior to the launch of the system, the system may be prohibited under ITU rules from providing coverage to countries served by those satellite systems.

Increased competition for spectrum and orbital locations may make it difficult and costly for us to obtain or retain the right to use the spectrum and orbital resources required for our operations. In the future, we may not be able to coordinate our satellite operations successfully under international telecommunications regulations and may not be able to obtain or retain spectrum and orbital resources required to provide future services. If we lose U.S. or international regulatory authorizations for orbital locations or spectrum, or fail to coordinate our use of the spectrum successfully, we could lose the right to operate, which would have a material adverse effect on our business.

In order to maintain our U.K. authorization to operate our MEO satellite system, we may need to secure additional satellite contracts and funding.

We have in orbit one MEO satellite launched in June 2001, which currently provides data gathering services for an agency of the U.S. Government. In order to maintain the ability to operate the MEO satellite system in compliance with U.K. regulations, we must meet U.K. due diligence requirements, which include compliance with European Commission rules and may include compliance with Conference of European Posts and Telecommunications (“CEPT“) decisions as they are developed for the provision of MSS in the 2 GHz band. We have certified that the MEO satellite system has met seven of the eight milestones specified in the 1997 CEPT decisions that provisioned spectrum in Europe for 2 GHz MSS systems.

A new regulatory framework for Europe is currently being implemented, and there is considerable uncertainty as to how legacy systems, such as our MEO satellite system, will be treated under the new regulatory environment. In particular, the EC has approved a “proposal for a decision of the European Parliament and the Council on the selection and authorization of systems providing MSS (“Report”).” This Report lays down the regulatory process and framework including milestones and selection criteria for 2 GHz operators in Europe. The Report could impact our claims to 2 GHz spectrum. The Report does not expressly recognize ICO’s claims to spectrum in Europe, though it does allow the EC to take account of special circumstances, and ICO would be eligible to compete for 2 GHz spectrum on the same terms as other candidates. ICO and/or other operators may challenge the Report through appropriate legal procedures, and the outcome of any legal challenge is uncertain.

There is considerable uncertainty as to how legacy MEO satellite systems, such as ours, would be treated in any new regulatory environment in Europe. While we continue to have dialogue with the appropriate regulatory authorities, the fact that ICO has been unable to fully deploy its MEO constellation also continues to create regulatory uncertainty. We have received communications from Ofcom stating that it is “minded to” take action to attempt to cancel the ITU filing for coordination priority made on ICO’s behalf for our MEO system. Ofcom has requested any additional materials or arguments we would like to present, and we have provided additional information and arguments, and may pursue other legal action as we deem appropriate. Ofcom may nonetheless be minded to take action to remove their support for ITU filings made on ICO’s behalf for our MEO system. If Ofcom does not support us in international forums, and if we are unable to preserve our claim to priority and legacy rights, we will be entitled to pursue international S-band operations on the same terms as all other operators. Depending on the development of a MEO business plan and the associated costs (including the costs to comply with the final milestone or any new milestones imposed) and the evolution of the regulatory environment for S-band systems globally, particularly in Europe, as well as the success of discussions with potential partners who could provide the funding for the development of the MEO satellite system, we may or may not proceed with the development of our physical and regulatory MEO assets. If we lose our authorizations, this could have a material adverse effect on our ability to develop and operate the MEO satellite system. If we are unable to proceed with a MEO system because of the loss of these authorizations or for other reasons, this could have a material adverse effect on our business.

We have not yet obtained ATC authorization and, if we are not successful in receiving authorization, it could have a material adverse effect on our ability to deploy the integrated MSS/ATC System.

We have not yet obtained ATC authorization from the FCC, and it is possible that the FCC will not grant any such authorization request. We cannot commence commercial ATC service until the FCC grants our ATC application, which we filed in December 2007. The FCC’s rules impose certain “gating criteria” for ATC eligibility, including a requirement to have a spare satellite on the ground available one year after commencing ATC service. We also must apply for separate FCC authorizations to cover terrestrial facilities used to provide MSS/ATC services, including licenses and equipment certifications for the mobile handsets and other end-user equipment. If we are unsuccessful in receiving ATC authorization from the FCC, it could have a material adverse effect on our ability to deploy our strategy, generate revenues from the operation of the integrated MSS/ATC System and realize earnings.

Our use of the 2 GHz band is subject to successful relocation of incumbent users, and Sprint Nextel is seeking reimbursement of up to $100 million for relocation costs.

There are currently incumbent users operating services in certain portions of the 2 GHz band. Our operations in the 2 GHz band are subject to successful relocation of incumbent broadcast auxiliary service (“BAS”) users and other users in the uplink band. The FCC’s rules require new entrants to the 2 GHz band, including 2 GHz MSS licensees, to relocate incumbent BAS users. Sprint Nextel, a new entrant in the 2 GHz band, is required to relocate incumbent BAS users in the 2 GHz MSS uplink band.

On September 4, 2007, Sprint Nextel made a filing with the FCC stating that progress in relocating the BAS operations has been substantially delayed and requested (as modified by a subsequent filing) a 24 month extension of its clearing obligations—until August 2009. On March 5, 2008, the FCC ruled on this request, granting Sprint Nextel until March 2009, subject to a number of conditions and clarifications. Delays in making sufficient progress in the relocation effort could delay the alpha trial of the ICO mim service and the start of commercial MSS operations. Any such delay would negatively impact our ability to develop our ICO mim service, our revenues during the period of the delay and potentially delay the deployment of the integrated MSS/ATC System.

On June 26, 2008, Sprint Nextel filed an action against us in the U.S. District Court in the Eastern District of Virginia seeking a court order requiring us to reimburse Sprint Nextel for current and estimated future relocation costs up to $100 million. The FCC’s rules establish the circumstances under which Sprint Nextel may seek reimbursement of eligible clearing costs from MSS entrants such as ICO. We believe the FCC’s rules do not require payment under the existing circumstances, which have arisen because of Sprint Nextel’s failure to meet its clearing obligation, and intend to vigorously defend against Sprint Nextel’s claims. However, there is a risk that the court could reach a contrary conclusion or that the FCC could change the applicable rules. If we are required to reimburse Sprint Nextel, payments could have a material adverse effect on our financial condition, results of operations and cash flows.

New entrants to the 2 GHz band also must relocate microwave incumbent users in the 2 GHz MSS downlink band or reimburse other parties for their costs of relocating those incumbent users. We may not be successful in clearing all of the necessary microwave incumbents in a timely manner, and any such clearing delay may impact the operation of our MSS/ATC System.

Our spectrum assignment is subject to pending petitions for FCC reconsideration.

On December 8, 2005, the FCC increased the assignment to us of 2 GHz MSS spectrum from 8 MHz to 20 MHz. Our spectrum assignment is subject to pending petitions for reconsideration of this FCC decision, and is conditioned upon any reinstatement of a cancelled Globalstar LLC 2 GHz MSS authorization. FCC reinstatement of the Globalstar authorization would likely result in a reduction in the amount of spectrum assigned to us. Any reduction in our spectrum assignment could reduce its value and adversely affect the implementation of our business plan, our financial condition, cash flows, and competitive position.

Any changes in control of certain of our subsidiaries are subject to prior FCC approval.

Any investment in our subsidiaries that hold various FCC assignments and authorizations that could result in a change of control of those subsidiaries would be subject to prior FCC approval. A request for FCC approval would involve a lengthy review period prior to consummation of the change of control. We may be unable to obtain the necessary FCC approval in a reasonably timely fashion, and the FCC could impose new or additional license conditions as part of such a review.

Risks Related to the ICO North America 2009 Notes and 2009 Credit Facility

Our primary subsidiary, ICO North America, does not generate sufficient cash to repay its 2009 Credit Facility and 2009 Notes upon maturity in May 2009 and August 2009.

The 2009 Credit Facility and the 2009 Notes must be repaid in May and August 2009, respectively. The total amounts due at maturity are expected to be $45.4 million and $767.7 million, respectively. Our ability to repay the 2009 Credit Facility and the 2009 Notes upon maturity will depend on our ability to raise additional financing. With the current weakness of the credit markets, we may be unable to repay or refinance the 2009 Credit Facility and the 2009 Notes upon maturity.

ICO North America has a substantial amount of indebtedness, which could adversely affect our ability to execute our business plan and to obtain additional financing, and the terms of the indenture may restrict ICO North America’s current and future operations.

As of March 31, 2008, ICO North America had $678 million of the 2009 Notes and $40 million under the 2009 Credit Facility outstanding. This substantial debt could have significant consequences, including, but not limited to:

•
requiring ICO North America to dedicate a substantial portion of its assets and cash flow, if any, to pay principal and interest on the 2009 Notes and 2009 Credit Facility, reducing the funds available for working capital, capital expenditures, payment of dividends, acquisitions and other general corporate purposes;

•
limiting our ability to raise future financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes, and potentially subjecting us to restrictive covenants;

•	limiting our flexibility in planning for, and reacting to, changes in our business and industry;

•	making us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•	placing us at a disadvantage compared to our competitors who have less debt.

The indenture governing the 2009 Notes contains a number of restrictive covenants that impose significant operating restrictions that may limit ICO North America and its subsidiaries’ ability to engage in acts that may be in their long-term best interests. In addition, the indenture includes covenants restricting, among other things, ICO North America and its subsidiaries’ ability to:

•	make investments;

•	incur liens;

•	incur additional debt (including guarantees and capital lease obligations) or issue preferred stock;

•	pay dividends (other than in the form of stock) on their capital stock, make redemptions or purchases of their capital stock or our capital stock, or make other payments to us;

•	use the proceeds of certain asset sales that are not applied or invested in a certain manner within one year to repay the 2009 Notes;

•	engage in mergers, consolidations, acquisitions and sales of substantially all their assets;

•	change the business conducted;

•	enter into transactions with affiliates (including the Company); and

•	sell, lease or transfer the right to use their assets outside of the ordinary course of business or sell any capital stock of the subsidiaries.

A breach of any of the restrictive covenants could result in an event of default under the indenture. If an event of default occurs, the indenture trustee or the holders of 25% of the aggregate principal amount of the outstanding 2009 Notes may elect to declare the notes to be immediately due and payable and to enforce the guarantees of ICO North America’s subsidiaries, to enforce their security interest or to enforce our pledge of ICO North America’s capital stock. If the 2009 Notes were accelerated, ICO North America and its subsidiaries’ assets may not be sufficient to repay the notes.

The 2009 Credit Facility and the 2009 Notes are secured by a security interest in substantially all of ICO North America’s and its subsidiaries’ assets and by our pledge of its capital stock that, in the event of certain defaults, could allow the noteholders or the lenders under the 2009 Credit Facility to take ownership of some or all of ICO North America’s assets.

The 2009 Credit Facility is secured by a first priority security interest in substantially all of the assets of ICO North America and its present and future subsidiaries to the extent permitted by law and by a first priority pledge by us of ICO North America’s capital stock, subject to certain exceptions. ICO North America and its subsidiaries currently hold substantially all of our assets. In addition, the 2009 Credit Facility is fully and unconditionally guaranteed by all of ICO North America’s present and future subsidiaries, and those guarantees are secured by a first priority pledge of substantially all of the guarantors’ assets to the extent permitted by law. If ICO North America were to default under the 2009 Credit Facility, this security interest could allow the administrative agent or the lenders under the 2009 Credit Facility to take ownership of some or all of ICO North America’s and its subsidiaries’ assets, subject to the terms and conditions of the 2009 Credit Facility.

The 2009 Notes are secured by a second priority security interest in substantially all of the assets of ICO North America and its present and future subsidiaries to the extent permitted by law and by a second priority pledge by us of ICO North America’s capital stock, subject to certain exceptions. ICO North America and its subsidiaries currently hold substantially all of our assets. In addition, the 2009 Notes are fully and unconditionally guaranteed by all of ICO North America’s present and future subsidiaries, and those guarantees are secured by a second priority pledge of substantially all of the guarantors’ assets to the extent permitted by law. In the event of certain defaults under the indenture, subject to the terms and conditions of the indenture, this security interest could allow the noteholders to take ownership of some or all of ICO’s North America’s assets.

ICO North America may not have the ability to finance the change of control repurchase offer required by the indenture governing its 2009 Notes.

Upon the occurrence of certain events, including a change in control of ICO North America, as that term is defined in the indenture governing the 2009 Notes, or a transaction pursuant to which any person holds an amount of our capital stock that represents more votes in the election of our directors than is represented by the capital stock held by Eagle River Satellite Holdings, LLC (“ERSH”), ICO North America is required to make an offer to repurchase the 2009 Notes in cash at a purchase price equal to 107.5% of the aggregate principal amount.

The source of funds for any such repurchase would be any available cash or cash generated from ICO North America’s operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person or entity. It is possible that sufficient funds will be unavailable to ICO North America at the time of any change of control event to repurchase all tendered notes pursuant to this requirement.

The 2009 Notes are convertible into shares of ICO North America’s common stock, and, if converted, our ownership of ICO North America would be reduced to approximately 55%.

Holders of ICO North America’s 2009 Notes may convert their notes into shares of ICO North America’s Class A common stock at any time. Because ICO North America did not complete a qualifying public offering by August 15, 2007, the non-occurrence of this event triggered a change to the conversion price of the 2009 Notes equal to a 2% premium on the fully diluted shares outstanding as of August 15, 2007. This beneficial conversion feature resulted in a reduction to the conversion price of the 2009 Notes from $4.25 per share to $4.06 per share. If all of the 2009 Notes were converted, our ownership interest in ICO North America would be reduced to approximately 55%. Presently, we hold over 99% of the capital stock of ICO North America and, therefore, have significant discretion over the conduct of its operations, subject only to the restrictions contained in the indenture governing the 2009 Notes and our obligations to minority stockholders of ICO North America. While we would remain its controlling stockholder even if all of the note holders choose to convert, our influence over the operations of ICO North America would be limited to our ability to elect its directors, which would mean that our interests in its operations would be balanced against any competing interests of the Class A common stock holders, possibly resulting in delays in the implementation of, and changes to, the business plan for our primary subsidiary, ICO North America.

The terms of the 2009 Credit Facility may restrict ICO North America’s current and future operations.

The 2009 Credit Facility restricts the financing alternatives for, and contains a number of restrictive covenants that impose significant operating restrictions that may limit ICO North America and its subsidiaries’ ability to engage in acts that may be in their long-term best interests.  The 2009 Credit Facility contains restrictive covenants similar to those contained in the indenture governing the 2009 Notes. In addition, under the 2009 Credit facility:

•
ICO North America is required to prepay the facility in the event of any extraordinary receipts and certain asset sales, including 50% of the proceeds of the sale of ARS that exceeds in the aggregate $57 million, with the proceeds of certain issuances of debt and capital stock, and in certain circumstances with insurance and condemnation proceeds;

•	ICO North America and its subsidiaries are prohibited from prepaying or modifying the terms of the 2009 Notes;

•	ICO North America and its subsidiaries are required to maintain liquidity, which is defined as cash, cash equivalents and the market value of its ARS, of $5 million;

•
ICO North America and its subsidiaries are prohibited from selling their assets or acquiring additional assets, except for certain ordinary course sales and acquisitions and other specified permitted sales and acquisitions; and

•	ICO North America and its subsidiaries are prohibited from issuing additional capital stock, except for certain specified permitted issuances.

Risks Related to Our Class A Common Stock

Future sales of our Class A common stock could depress the market price.

The market price of our Class A common stock could decline as a result of sales of a large number of shares. Most of our Class A common stock that is held by non-affiliates can be sold without limitation under Rule 144 and certain holders of our Class A common stock are able to sell their shares in compliance with Rule 144. In addition, certain holders of our Class A common stock have the ability to cause us to register the resale of their shares, including, in the case of ERSH, shares of Class A common stock acquired upon conversion of their Class B common stock. These sales might also make it more difficult for us to sell shares in the future at a time and price that we deem appropriate.

The interests of our controlling stockholder may conflict with your interests as a holder of our Class A common stock.

ERSH controls approximately 68% of the voting power of our outstanding capital stock. As a result, ERSH has control over the outcome of matters requiring stockholder approval, including:

•	the election of our directors;

•	amendments to our charter or certain amendments to our bylaws; and

•	the adoption or prevention of mergers, consolidations or the sale of all or substantially all of our assets or the assets of our subsidiaries.

ERSH also will be able to delay, prevent or cause a change of control of us. Among other effects, if a change in control transaction resulted in any person holding capital stock representing more votes in the election of directors than the number of votes represented by the capital stock held by ERSH, the consummation of such a change in control would also trigger the requirement that ICO North America offer to repurchase its 2009 Notes pursuant to the terms of the indenture.

Eagle River Investments, LLC (“Eagle River Investments”) has made significant investments in other telecommunications companies and may in the future make additional investments. Some of these companies may compete with us. Eagle River Investments and ERSH are not obligated to advise us of any investment or business opportunities of which it is aware, and they are not restricted or prohibited from competing with us.

Craig O. McCaw, our Chairman, is the Chairman, Chief Executive Officer and sole manager and beneficial member of Eagle River Investments, which is the sole member of ERSH.

We are a “controlled company” within the meaning of the NASD Marketplace Rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

ERSH controls approximately 68% of the voting power of our outstanding capital stock. As a result, we are a “controlled company” within the meaning of the Nasdaq Global Market corporate governance standards. Under the NASD Marketplace Rules, a company of which more than 50% of the voting power is held by another company is a “controlled company” and may elect not to comply with certain Nasdaq Global Market corporate governance requirements, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that the compensation of officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors, and (3) the requirement that director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominating committee comprised solely of independent directors with a written charter or board resolution addressing the nomination process. We have currently elected to utilize these exemptions. As a result, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq Global Market corporate governance requirements.

Certain provisions in our Restated Certificate of Incorporation may discourage takeovers, which could affect the rights of holders of our Class A common stock.

Our Restated Certificate of Incorporation provides that we will take all necessary and appropriate action to protect certain rights of our common stockholders that are set forth in the Restated Certificate of Incorporation, including voting, dividend and conversion rights and their rights in the event of a liquidation, merger, consolidation or sale of substantially all of our assets. It also provides that we will not avoid or seek to avoid the observance or performance of those rights by charter amendment, entry into an inconsistent agreement or reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution or the issuance or sale of securities. In particular, these rights include our Class B common stockholder’s right to ten votes per share on matters submitted to a vote of our stockholders and option to convert each share of Class B common stock into one share of Class A common stock.

We do not expect to pay dividends on our Class A common stock for the foreseeable future.

We have never paid a cash dividend on shares of our equity securities, and do not intend to pay any dividends on our Class A common shares in the foreseeable future. Since we were restructured in a bankruptcy in May 2000, we have had no significant operations or revenues and have incurred net losses (other than in 2005, but due solely to gains on gateway contract settlements in that year). We continue to incur expenses, which must be funded out of cash reserves or the proceeds (if any) of future financings. We expect to have losses for the foreseeable future.

Our current plan is to focus most of our resources on the development of our MSS/ATC System. ICO North America is at an early stage of development and does not have any revenue-generating operations. Its ability to generate cash in the future will depend on its ability to successfully develop the MSS/ATC System and implement and manage projected growth and development. There is a risk that ICO North America will not be successful in these endeavors.

In addition, ICO North America and its subsidiaries are prohibited from paying cash dividends on their capital stock and from purchasing or redeeming their capital stock (unless funded by a contemporaneous sale of capital stock) under the terms of the indenture governing ICO North America’s 2009 Notes.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). These statements are based upon current expectations that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

We have identified the forward-looking statements we make by using such terms as “may,” “might,” “can,” “should,” “could,” “would,” “expect,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “predict,” “potential,” “if” and similar expressions which imply that the statements relate to future events or expectations. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks, uncertainties and other important factors in greater detail under the heading “Risk Factors” contained in the applicable prospectus supplements and any related free writing prospectuses that we may authorize to be provided to you, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

You should read carefully both this prospectus, any applicable prospectus supplements and any related free writing prospectuses, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

THE SECURITIES WE MAY OFFER

We may offer shares of our Class A common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, with a total value of up to $400,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of any offering. The maximum amount of securities we may offer will be reduced from $400,000,000 by the value of shares of Class A common stock that the selling stockholders sell beyond the initial 7,574,416 shares specified on the prospectus cover. This prospectus provides you with a general description of the securities that may be offered. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;
•	aggregate principal amount or aggregate offering price;
•	maturity, if applicable;
•	rates and times of payment of interest or dividends, if any;
•	redemption, conversion, exercise, exchange or sinking fund terms, if any;
•	original issue discount, if any;
•	ranking, if any;
•	voting or other rights, if any;
•	conversion prices, if any; and
•	important U.S. federal income tax considerations.

The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;
•	applicable fees, discounts and commissions to be paid to them;
•	details regarding over-allotment options, if any; and
•	the net proceeds to us.

Class A Common Stock. We may issue shares of our Class A common stock from time to time. The holders of Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, the holders of Class A common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Upon our liquidation, dissolution or winding up, holders of our Class A common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Our board of directors will determine the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. Convertible preferred stock will be convertible into our common stock or exchangeable for our other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

If we sell any series of preferred stock under this prospectus and applicable prospectus supplements, we will fix the rights, preferences, privileges and restrictions of the preferred stock of such series in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities. We may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or our other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more documents called indentures, which are contracts between us and a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures (including any supplemental indentures) that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

Warrants. We may issue warrants for the purchase of Class A common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the warrant agreements and warrant certificates that contain the terms of the warrants. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference reports that we file with the SEC forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreements with a warrant agent. Each warrant agent will be a bank or trust company that we select. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

Units. We may issue units consisting of Class A common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of units being offered, as well as the unit agreements that contain the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference reports that we file with the SEC, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

We will evidence each series of units by unit certificates that we will issue under a separate agreement. We will enter into the unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

THE SECURITIES THE SELLING STOCKHOLDERS MAY OFFER

The selling stockholders may resell or dispose of shares of our Class A common stock, or interests therein, at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through underwriters, broker-dealers, agents, or through any other means described under “Plan of Distribution” or in a prospectus supplement for such sale of Class A common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of shares, or interests therein. We will bear all costs, expenses and fees in connection with the registration of these shares. We will not receive any of the net proceeds from the sale of these shares of Class A common stock by the selling stockholders. See “Selling Stockholders.”

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges is computed by dividing earnings by the sum of fixed charges. For these purposes, earnings is defined as income (loss) before income taxes, plus fixed charges, less capitalized interest. Fixed charges represent interest expensed and capitalized, amortization of discounts related to indebtedness and the portion of rental expense that we believe is representative of the interest component of rental expense. The following table sets forth our ratio of earnings to fixed charges for each of the periods presented.

	Three Months Ended	Year Ended December 31,
	March 31, 2008	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	—	—	—	2.11	—	—

Our earnings were insufficient to cover fixed charges by $39.9 million for the three months ended March 31, 2008 and $107.2 million, $87.4 million, $902.1 million and $235.2 million for the years ended December 31, 2007, 2006, 2004, and 2003, respectively. No ratios are provided for these periods.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale by us of the securities offered hereby. Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered hereby for research and development and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, as well as for capital expenditures. We may also use a portion of the net proceeds to repay our or our subsidiaries’ indebtedness. Pending these uses, we expect to invest the net proceeds in short-term, investment-grade securities. The prospectus supplement may contain more details about our use of these proceeds.

We will not receive any proceeds from the sale of Class A common stock by the selling stockholders. The proceeds from the sale of these shares by the selling stockholders pursuant to any prospectus supplement will be solely for the accounts of the selling stockholders or their pledgees, donees, transferees or other successors-in-interest.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 900,000,000 shares of Class A common stock, par value $0.01 per share, 150,000,000 shares of Class B common stock, par value $0.01 per share, and 75,000,000 shares of preferred stock, par value $0.01 per share. Only our Class A common stock is registered.

As of March 31, 2008, adjusted for our sale of 7,574,416 shares of Class A common stock in June 2008, there were 153,005,499 shares of Class A common stock outstanding, with approximately 376 holders of record, and 53,660,000 shares of Class B common stock outstanding, with two holders of record. There are also outstanding warrants exercisable for 3,172,110 shares of Class A common stock and outstanding options exercisable for an aggregate of 11,337,323 shares of Class A common stock and 1,625,000 shares of Class B common stock. No preferred stock is currently outstanding.

The following summary description of our capital stock is based on the provisions of our certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law (“DGCL”). This information may not be complete in all respects and is qualified entirely by reference to the provisions of our certificate of incorporation, bylaws and the DGCL. For information on how to obtain copies of our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus forms a part, see “Where You Can Find Additional Information.”

Dividend Rights

Holders of our Class A common stock and Class B common stock are entitled to receive dividends at such times and in such amounts as may be determined by our board of directors and declared out of any legally available funds. Any dividends declared by the board of directors, whether payable in cash, property or shares of our capital stock, will be paid equally, on a per share basis, to holders of Class A common stock and Class B common stock.

We have not paid any dividends since our inception and do not expect or intend to pay dividends on our common stock in the foreseeable future. Our board of directors may, at its discretion, modify or repeal our dividend policy. Future dividends, if any, with respect to shares of our common stock will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors deems relevant.

Voting Rights

Holders of Class A common stock are entitled to one vote for each share of Class A common stock held of record on the applicable record date, and holders of Class B common stock are entitled to ten votes for each share of Class B common stock held of record on the applicable record date, on each matter submitted to a vote of our stockholders. Holders of Class A common stock and Class B common stock vote together as a single class of common stock on each matter submitted to a vote of our stockholders. Our charter and bylaws do not provide for cumulative voting in the election of directors.

In general, corporate action to be taken by stockholder vote will be authorized by a majority of the votes cast by stockholders entitled to vote and present in person or by proxy at the meeting. Directors, however, are elected at each annual meeting by a plurality of the votes cast by stockholders entitled to vote and present in person or by proxy at the meeting. The stockholders may also take action without a meeting, and without a vote, if the holders of outstanding stock with the minimum number of votes that would be required to take the action at a meeting at which all shares entitled to vote were present and voting, consent to the action in writing and deliver it to the Company.

We do not have a classified board of directors. Thus, each of our directors is up for reelection at each annual meeting of stockholders.

Conversion Rights of Class B common stock

Optional Conversion. The Class B common stock is convertible at any time at the option of its holders into shares of Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock.

Automatic Conversion. The Class B common stock will be automatically converted into shares of Class A common stock if the Class B common shares are voluntarily or involuntarily sold, assigned, pledged, encumbered, or otherwise transferred to anyone other than the following persons or entities: (1) Eagle River, (2) Craig O. McCaw, (3) William H. Gates III, (4) Cascade Investment, L.L.C., (5) any affiliate of Eagle River, (6) any person or entity that has executed a valid, irrevocable written proxy in favor of Eagle River (covering the Class B common stock for as long as such person or entity owns the shares of Class B common stock), or (7) in the event of a pledge by the holder, a lender, financing, or investment banking firm (as pledgees) as long as the pledgee acknowledges in writing that the shares are subject to automatic conversion upon foreclosure or other action to sell the shares.

Other Rights of Class A Common Stock and Class B Common Stock

Liquidation. In the event the Company is liquidated, dissolved, or wound up, whether voluntarily or involuntary, our remaining assets, after payment in full to creditors and holders of any capital stock having preference over the common stock upon liquidation, dissolution, or winding up that may then be outstanding, will be divided ratably and without regard to class among the holders of Class A common stock and Class B common stock.

Reorganization, Recapitalization, or Asset Sale. In the case of any consolidation, merger, recapitalization, reorganization or sale of all or substantially all of the Company’s assets, each holder of Class A common stock will receive the same amount of consideration per share, and each holder of Class B common stock will receive the same amount of consideration per share as the Class A common stockholders (as if the Class B common stock had been converted into Class A common stock). Notwithstanding the foregoing, if all or part of the consideration payable in respect of shares of Class A common stock and Class B common stock consists of securities, the securities issued to the holders of Class A common stock and Class B common stock will be identical in all respects, except that the disproportionate voting power of the Class B common stock (i.e., each share of Class B common stock is entitled to ten votes per share versus one vote per share for the Class A common stock) and the conversion rights of the Class B common stock may be incorporated into the terms of the securities issued to the holders of the Class B common stock.

Other Characteristics. Except as set forth in agreements between us and holders of our Class A common stock and Class B common stock described in this registration statement, holders of Class A common stock and Class B common stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of common stock which may be issued. Therefore, our board of directors may authorize the issuance and sale of shares of our common stock without first offering them to our existing stockholders. No class of common stock is subject to any redemption or sinking fund provisions.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 75,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of ICO.

We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include any or all of the following, as required:

•	the title and stated value;
•	the number of shares we are offering;
•	the liquidation preference per share;
•	the purchase price;
•	the dividend rate, period and payment date and method of calculation for dividends;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the procedures for any auction and remarketing, if any;
•	the provisions for a sinking fund, if any;
•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;
•	voting rights, if any, of the preferred stock;
•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;
•	whether interests in the preferred stock will be represented by depositary shares;
•	a discussion of any material or special U.S. federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
•
any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue shares of preferred stock under this prospectus, the shares will be fully paid and non-assessable.

The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Stock Options and Warrants

As of March 31, 2008, a total of 20,917,573 shares of common stock have been authorized for issuance under our stock incentive plan, consisting of 20 million shares authorized under the plan, 695,000 shares authorized outside of the plan, but with similar terms and conditions as the Plan, and 222,573 shares assumed by us pursuant to our merger with ICO Global Limited. As of March 31, 2008, 14,142,323 shares have been issued and remain outstanding under the plan or with similar terms and conditions as the plan.

Warrants to purchase a total of 3,172,110 shares of our Class A common stock are outstanding, with an exercise price of $0.01 per share and expiring on December 12, 2012. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reclassifications or certain consolidations, mergers or reorganizations.

Delaware Anti-Takeover Law and Certain Charter Provisions

Certain additional provisions of Delaware law and our Restated Certificate of Incorporation and Bylaws could make more difficult the acquisition of our company by means of a tender offer or a proxy contest. These provisions may discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our company to first negotiate with our company. We believe that the benefits of increased protection of our company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Our Restated Certificate of Incorporation provides that we will take all necessary and appropriate action to protect the voting, dividend, conversion, liquidation and merger/consolidation/asset sale rights described above and will not avoid or seek to avoid the observance or performance of those rights by charter amendment, entry into an inconsistent agreement or reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution or issuance or sale of securities.

We have elected not to be governed by Section 203 of the DGCL regulating corporate takeovers which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with an “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder.

Section 203 of the DGCL defines “business combination” to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition to or with the interested stockholder of 10% or more of the aggregate market value of either the consolidated assets or the outstanding stock of the corporation; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services, LLC. Its address is 480 Washington Blvd., Jersey City, NJ 07310-1900. Their website address is: www.melloninvestor.com/isd. The transfer agent for any series of preferred stock will be named and described in the prospectus supplement for that series.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information that we include in any applicable prospectus supplements and in any related free writing prospectuses that we may authorize to be provided to you, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. We have filed proposed forms of these documents as exhibits to the registration statement of which this prospectus is a part, and the final form of these documents will be as negotiated with the trustee under the senior indenture and the trustee under the subordinated indenture, as applicable. We use the term “indentures” in this prospectus to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the indenture that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement any or all of the following terms relating to a series of debt securities, as required:

•	the title;
•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;
•	any limit on the amount that may be issued;
•	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;
•	the maturity date;
•
the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•
whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;
•	the terms of the subordination of any series of subordinated debt;
•	the place where payments will be payable;
•	restrictions on transfer, sale or other assignment, if any;
•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•
the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•
the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:
•	incur additional indebtedness;
•	issue additional securities;
•	create liens;
•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;
•	redeem capital stock;
•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;
•	make investments or other restricted payments;
•	sell or otherwise dispose of assets;
•	enter into sale-leaseback transactions;
•	engage in transactions with stockholders and affiliates;
•	issue or sell stock of our subsidiaries;
•	effect a consolidation or merger;
•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;
•	a discussion of any material or special U.S. federal income tax considerations applicable to the debt securities;
•	information describing any book-entry features;
•	provisions for a sinking fund purchase or other analogous fund, if any;
•	the applicability of the provisions in the indenture on discharge;
•
whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;
•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and
•
any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

The proposed form of indentures filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets, and we anticipate that the final form of indentures will not contain any such covenant. However, under the proposed form of indentures, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;
•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;
•
if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and
•
subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;
•
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•
the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale;”
•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;
•
to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•
to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;
•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities and to make all appropriate changes for such purpose;
•
to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;
•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or
•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	maintain paying agencies;
•	hold monies for payment in trust;
•	recover excess money held by the debenture trustee;
•	compensate and indemnify the debenture trustee; and
•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•
issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities may be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may choose to issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;
•	whether it imposes fees or charges;
•	how it would handle a request for the holders’ consent, if ever required;
•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;
•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and
•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:
•
an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•
an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;
•
an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•
the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•
the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•
financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•
if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or
•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale of shares of our Class A common stock by certain of our stockholders who are unable at the time of sale to sell their Class A common stock pursuant to Rule 144 under the Securities Act without regard to the volume limitations imposed by Rule 144. These potential selling stockholders may include our officers, directors or other affiliates under Rule 144. These potential selling stockholders acquired the shares of Class A common stock in transactions that were not registered under the Securities Act. Some of the shares of Class A common stock that may be sold pursuant to this prospectus were issued to the selling stockholders upon the conversion of Class B common stock that was acquired in transactions that were not registered under the Securities Act. The amount of Class A common stock that may be sold by the selling stockholders (exclusive of the 7,574,416 shares described below), when added to the aggregate amount of securities sold by the Company pursuant to this prospectus, may not exceed a total of $400,000,000. These shares, as well as any stock that we may issue or may be issuable by reason of any stock split, stock dividend or similar transaction involving these shares, may be sold or disposed of in the manner contemplated under “Plan of Distribution” or in a prospectus supplement for such sale.

This prospectus also relates to the possible resale of up to an aggregate of 7,574,416 shares of our Class A common stock acquired by certain selling stockholders in a private placement that closed in June 2008. We are registering these shares of our Class A common stock to permit each of those selling stockholders and their donees, pledgees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares, or interests therein, as well as any stock that we may issue or may be issuable by reason of any stock split, stock dividend or similar transaction involving these shares, in the manner contemplated under “Plan of Distribution” or in a prospectus supplement for such sale.

The prospectus supplement for any offering of the Class A common stock by the selling stockholders will include the following information:

•	the names of the selling stockholders;
•	the nature of any position, office or other material relationship which each selling stockholder has had within the last three years with us or any of our affiliates;
•	the number of shares held by each selling stockholder before and after the offering;
•	the percentage of the Class A common stock held by each selling stockholder before and after the offering; and
•	the number of shares of our Class A common stock offered by each selling stockholder.

PLAN OF DISTRIBUTION

We or the selling stockholders may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We or the selling stockholders may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. We or the selling stockholders may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any;
•	the purchase price of the securities and the proceeds we will receive from the sale;
•	any over-allotment options under which underwriters may purchase additional securities from us;
•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
•	any public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange or market on which the securities may be listed.

We are also registering the shares of Class A common stock covered by this prospectus for the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Class A common stock or interests in shares of Class A common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, directly or through one or more underwriters, broker-dealers or agents, sell, transfer or otherwise dispose of any or all of their shares of Class A common stock or interests in shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded, in the over-the-counter market, or in private transactions. These dispositions may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at prices otherwise negotiated. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale by such persons. The selling stockholders may still sell their shares of Class A common stock pursuant to Rule 144 under the Securities Act during the effectiveness of the registration statement of which this prospectus is a part.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We or the selling stockholders may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We or the selling stockholders may use underwriters with whom we or the selling stockholders have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We or the selling stockholders may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we or the selling stockholders will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We or the selling stockholders may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We or the selling stockholders may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we offer, other than Class A common stock offered by us or the selling stockholders, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the NASDAQ Global Market may engage in passive market making transactions in the securities on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Any selling stockholder who is a “broker-dealer” will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased its shares in the ordinary course of business, and at the time of its purchase of the shares to be resold, did not have any view to or arrangements or understandings, directly or indirectly, with any person to distribute the shares.

In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

In connection with particular offerings of securities in the future, the legal validity of the securities will be passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado, and for any underwriters, dealers or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) related to the consolidated financial statements and financial statement schedule expresses an unqualified opinion and includes emphasis of matter paragraphs relating to the Company being in the development stage and the restatement of the 2005 and 2006 financial statements, and an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes an Interpretation of FASB Statement No. 109, on January 1, 2007, and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for the period from February 9, 2000 (date of inception) to December 31, 2002 (not separately presented) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including ICO. The SEC’s Internet site can be found at www.sec.gov.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 001-33088):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 28, 2008;
•	the information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A, filed with the SEC on April 25, 2008;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 12, 2008;
•	our Current Reports on Form 8-K filed with the SEC on February 19, 2008, March 6, 2008, March 13, 2008, April 1, 2008, April 8, 2008, April 17, 2008 and June 6, 2008; and
•
The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 8, 2006 under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Investor Relations, ICO Global Communications (Holdings) Limited, 11700 Plaza America Drive, Suite 1010, Reston, Virginia 20190, telephone: (703) 964-1400 or by email to investor@ico.com.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$16,685
NASDAQ Global Market listing fee	$65,000*
Accounting fees and expenses	$30,000*
Legal fees and expenses	$40,000*
Transfer Agent fees and expenses	$5,000*
Trustee fees and expenses	$15,000*
Printing and miscellaneous expenses	$25,000*
Total	$196,685*

*Estimated.

None of the selling stockholders will bear the fees, costs and expenses set forth above.

Item 15. Indemnification of Directors and Officers.

Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Additionally, Section 145 provides that indemnification provided by, or granted pursuant to, that section, known as “permissive indemnification,” shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145 further provides that, to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in its permissive indemnification provisions, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Registrant’s Certificate of Incorporation provides that Registrant shall indemnify any person that it has the power to indemnify under Section 145 to the fullest extent permitted by that Section, as it may be amended or supplemented from time to time. Registrant’s Certificate of Incorporation also provides that Registrant shall, in the case of directors, and may, in the case of officers, pay the expenses (including attorneys’ fees) incurred in defending a civil or criminal proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Registrant.

In any suit brought against Registrant to enforce these indemnification rights, it shall be a defense that the person seeking indemnification has not met the applicable standard of conduct set forth in the Delaware General Corporation Law.

As authorized by Section 102(b)(7) of the Delaware General Corporation Law, Registrant’s Certificate of Incorporation provides that a director of Registrant shall not be personally liable to Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law (which relates to liability of directors for unlawful dividend payments or unlawful stock purchases or redemptions), or for any transaction from which the director derived an improper personal benefit. This provision, in effect, eliminates the rights of Registrant and its stockholders (through derivative suits on the Company’s behalf) to recover monetary damages from a director for breach of his or her fiduciary duty of care as a director, except in the situations described. In addition, the Certificate of Incorporation does not alter the liability of directors under U.S. federal securities laws, and does not limit or eliminate the rights of Registrant or any stockholder to seek non-monetary relief, such as an injunction or rescission, for a breach of a director’s duty of care.

Registrant maintains a policy of directors and officers insurance in the amount of $50,000,000, with a retention amount of $350,000 per incident for securities claims and $250,000 per incident for all other claims. The policy also contains coverage for employee practices claims.

Under an indemnification agreement between Registrant and Eagle River, Registrant is required to indemnify, defend, and hold harmless Eagle River, its affiliates, and their respective members, directors, officers, agents, employees and controlling persons against claims, liabilities, losses, damages and fees and expenses incurred resulting from, or in connection with, the fact that such entity or person is or was a shareholder, director, officer, or employee of Registrant or any of its subsidiaries, or based on an alleged breach of his or her fiduciary duty as a director or officer of Registrant or any of its subsidiaries. The indemnification obligation is subject to certain exceptions, including losses and damages incurred through certain violations of the U.S. securities laws and damages caused by acts that a court determines to be a breach of fiduciary duties, gross negligence, or willful misconduct. Registrant agreed to advance reasonable costs and expenses incurred for defending any claim upon receipt of an undertaking to repay the advanced amounts if it is ultimately determined the indemnitee was not entitled to indemnification under the agreement.

Under an indemnification agreement with Cascade Investment LLC, Registrant is similarly required to indemnify Cascade Investment, its affiliates (including Mente, LLC), and their respective members, directors, officers, agents, employees and controlling persons.

Registrant is also a party to an indemnification agreement with CDR-Satco LLC, Clayton, Dubilier & Rice, Inc. (“CD&R”) and The Clayton, Dubilier & Rice Fund VI Limited Partnership, which obligates Registrant to indemnify, defend, and hold harmless each of those entities and their respective directors, officers, partners, members, employees, agents and controlling persons under the same general terms as the indemnification agreement with Eagle River, other than the addition of an obligation to indemnify for any claims arising out of or based upon the provision by CD&R of any consulting services (except to the extent a court finds that any of the indemnitees acted with gross negligence or intentional misconduct).

The underwriting agreement that the registrant might enter into (Exhibit 1.1) will provide for indemnification by any underwriters of the registrant, its directors, its officers who sign the registration statement and the registrant’s controlling persons for some liabilities, including liabilities arising under the Securities Act.

Item 16. Exhibits.

Exhibit
Number	Description of the Document
1.1	Form of Underwriting Agreement (1)
4.1	Amended and Restated Certificate of Incorporation (2)
4.2	Restated Bylaws (2)
4.3.1	Amendment to Restated Bylaws (3)
4.3.2	Amendment to Restated Bylaws (4)
4.4	Specimen Class A Common Stock Certificate (2)
4.5	Specimen Preferred Stock Certificate and Form of Certificate of Designation of Preferred Stock (1)
4.6	Form of Senior Debt Indenture, between Registrant and one or more trustees to be named*
4.7	Form of Subordinated Debt Indenture, between Registrant and one or more trustees to be named*
4.8	Form of Senior Note (1)
4.9	Form of Subordinated Note (1)
4.10	Form of Common Stock Warrant Agreement and Warrant Certificate (1)
4.11	Form of Preferred Stock Warrant Agreement and Warrant Certificate (1)
4.12	Form of Debt Securities Warrant Agreement and Warrant Certificate (1)
4.13	Form of Unit Agreement (1)
4.14	Indenture, dated August 15, 2005, among ICO North America, its subsidiaries and The Bank of New York, as trustee (2)
4.15	Form of ICO North America 7.5% Convertible Senior Secured Note due 2009 (attached as exhibit to exhibit 4.14) (2)
4.16	First Supplemental Indenture, dated November 30, 2005, among ICO North America, its subsidiaries and The Bank of New York, as trustee (2)
4.17	Second Supplemental Indenture, dated December 22, 2006, among ICO North America, its subsidiaries and The Bank of New York, as trustee (5)
4.18	Amended and Restated Revolving Credit Agreement, dated as of April 7, 2008, among ICO North America, its subsidiaries, Jefferies Finance, LLC and The Bank of New York, as collateral agent (6)
5.1	Opinion of Holme Roberts & Owen, LLP*
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges*
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm*
23.3	Consent of Holme Roberts & Owen, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
25.1	Statement of Eligibility of Trustee under the Senior Debt Indenture (1)
25.2	Statement of Eligibility of Trustee under the Subordinated Debt Indenture (1)

* filed herewith
(1)	To be filed by amendment or by a report filed under the Exchange Act, and incorporated herein by reference, if applicable.

(2)	Filed as an exhibit to the Registrant’s Registration Statement on Form 10-12/G (No. 000-52006) and incorporated herein by reference.

(3)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 20, 2006 and incorporated herein by reference. (Commission File No. 000-52006)

(4)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed with the SEC on October 29, 2007 and incorporated herein by reference. (Commission File No. 000-52006)

(5)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 28, 2006 and incorporated herein by reference. (Commission File No. 000-52006)

(6)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on May 12, 2008 and incorporated herein by reference. (Commission File No. 000-52006)

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 and Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reston, in the County of Fairfax, Commonwealth of Virginia, on July 3, 2008.

ICO Global Communications (Holdings) Limited

By:	/s/ J. Timothy Bryan
J. Timothy Bryan
Chief Executive Officer

POWER OF ATTORNEY

 KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Timothy Bryan and John L. Flynn, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and any additional registration statements filed pursuant to Rule 462 of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite the name.

 Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ J. Timothy Bryan	Chief Executive Officer and Director	July 3, 2008
J. Timothy Bryan	(Principal Executive Officer)

/s/ Michael P. Corkery	Executive Vice President, Chief Financial Officer	July 3, 2008
Michael P. Corkery	(Principal Financial and Accounting Officer)

/s/ Craig O. McCaw	Chairman of the Board of Directors	July 3, 2008
Craig O. McCaw

/s/ Donna P. Alderman	Director	July 3, 2008
Donna P. Alderman

/s/ Samuel L. Ginn	Director	July 3, 2008
Samuel L. Ginn

/s/ Barry L. Rowan	Director	July 3, 2008
Barry Rowan

/s/ R. Gerard Salemme	Director	July 3, 2008
R. Gerard Salemme

/s/ H. Brian Thompson	Director	July 3, 2008
H. Brian Thompson

/s/ David Wasserman	Director	July 3, 2008
David Wasserman

/s/ Benjamin G. Wolff	Director	July 3, 2008
Benjamin G. Wolff

EXHIBIT INDEX

Exhibit Number	Description of the Document
1.1	Form of Underwriting Agreement (1)
4.1	Amended and Restated Certificate of Incorporation (2)
4.2	Restated Bylaws (2)
4.3.1	Amendment to Restated Bylaws (3)
4.3.2	Amendment to Restated Bylaws (4)
4.4	Specimen Class A Common Stock Certificate(2)
4.5	Specimen Preferred Stock Certificate and Form of Certificate of Designation of Preferred Stock (1)
4.6	Form of Senior Debt Indenture, between Registrant and one or more trustees to be named*
4.7	Form of Subordinated Debt Indenture, between Registrant and one or more trustees to be named*
4.8	Form of Senior Note (1)
4.9	Form of Subordinated Note (1)
4.10	Form of Common Stock Warrant Agreement and Warrant Certificate (1)
4.11	Form of Preferred Stock Warrant Agreement and Warrant Certificate (1)
4.12	Form of Debt Securities Warrant Agreement and Warrant Certificate (1)
4.13	Form of Unit Agreement (1)
4.14	Indenture, dated August 15, 2005, among ICO North America, its subsidiaries and The Bank of New York, as trustee (2)
4.15	Form of ICO North America 7.5% Convertible Senior Secured Note due 2009 (attached as exhibit to exhibit 4.14) (2)
4.16	First Supplemental Indenture, dated November 30, 2005, among ICO North America, its subsidiaries and The Bank of New York, as trustee (2)
4.17	Second Supplemental Indenture, dated December 22, 2006, among ICO North America, its subsidiaries and The Bank of New York, as trustee (5)
4.18	Amended and Restated Revolving Credit Agreement, dated as of April 7, 2008, among ICO North America, its subsidiaries, Jefferies Finance, LLC and The Bank of New York, as collateral agent (6)
5.1	Opinion of Holme Roberts & Owen, LLP*
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges*
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm*
23.3	Consent of Holme Roberts & Owen, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
25.1	Statement of Eligibility of Trustee under the Senior Debt Indenture (1)
25.2	Statement of Eligibility of Trustee under the Subordinated Debt Indenture (1)

 * filed herewith
(1)	To be filed by amendment or by a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference, if applicable.

(2)	Filed as an exhibit to the Registrant’s Registration Statement on Form 10-12/G (No. 000-52006) and incorporated herein by reference.

(3)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 20, 2006 and incorporated herein by reference. (Commission File No. 000-52006)

(4)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed with the SEC on October 29, 2007 and incorporated herein by reference. (Commission File No. 000-52006)

(5)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 28, 2006 and incorporated herein by reference. (Commission File No. 000-52006)

(6)	Filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on May 12, 2008 and incorporated herein by reference. (Commission File No. 000-52006)